Exhibit 99.1

Beeline to Integrate Its Digital Quality Control Platform, BLINKQC, Into Encompass Platform, Expanding Access to Over 3,100 Mortgage Lenders

Collaboration with Stellar Innovation and Integration with ICE Mortgage Technology’s Encompass® System, Expands BLINKQC’s Presence

PROVIDENCE, R.I., February 3, 2026 (NEWMEDIAWIRE) - Beeline Holdings (NASDAQ: BLNE), a fast-growing digital mortgage platform redefining the path to homeownership, today announced it has entered into an agreement with Stellar Innovations to integrate Beeline’s proprietary BLINKQC quality control solution into the Encompass® loan origination system by ICE Mortgage Technology. The integration is expected to be live within approximately 90 days.

Encompass is the most widely used loan origination system in the U.S., licensed by approximately 3,100 lenders and relied upon by banks, credit unions, and mortgage bankers—particularly mid- to large-scale institutions. Upon completion, the integration is expected to significantly expand BLINKQC’s distribution footprint across the mortgage industry.

Under current agency guidelines, a minimum of 10% of conventional mortgage files must undergo a pre-closing quality control review to meet Fannie Mae and Freddie Mac requirements. Many lenders satisfy this obligation through third-party providers, often using manual or semi-manual processes that can take hours or days to complete. As mortgage volumes increase, these timelines frequently extend, creating operational bottlenecks and delaying closings.

BLINKQC is a fully digital quality control platform designed to address these challenges. The solution applies more than 400 automated rules simultaneously and can be initiated directly from a lender’s underwriting workflow at the point of loan approval—earlier than the industry standard. Once loan data is transmitted through the Encompass integration, BLINKQC can return QC findings in minutes, enabling lenders to reduce cycle times, lower costs, and accelerate loan closings.

Nick Liuzza, Chief Executive Officer of Beeline, commented, “We’ve worked closely with Stellar for several years across multiple initiatives, and expanding this collaboration to bring BLINKQC into the Encompass ecosystem is an exciting next step. Stellar’s experience integrating complex lending and title solutions makes them an ideal partner. I’m also pleased to be working again with Andrew Michelson, whose leadership and marketing expertise were instrumental in scaling my prior company. This collaboration positions BLINKQC for broad adoption across the lending community.”

Under the terms of the agreement, Beeline will leverage Stellar Innovations’ platform as its integration gateway into Encompass. Stellar will also provide software development services and marketing support to help drive adoption of BLINKQC among Encompass lenders.

“This partnership is a natural fit,” said Anish Thomas, Chief Executive Officer of Stellar Innovations. “We have deep respect for what Beeline is building and bring extensive experience in digital post-closing and quality control workflows. On the title side alone, we currently process approximately four million digital pages per month. We’re excited to apply that expertise to BLINKQC and help lenders meet increasingly rigorous mortgage QC standards with greater speed and efficiency.”

About Beeline Financial Holdings Inc.

Beeline Financial Holdings Inc. is a trailblazing mortgage fintech transforming the way people access property financing. Through its fully digital, AI-powered platform, Beeline delivers a faster, smarter path to home loans - whether for primary residences or investment properties. Headquartered in Providence, Rhode Island, Beeline is reshaping mortgage origination with speed, simplicity, and transparency at its core. The company is a wholly owned subsidiary of Beeline Holdings Inc. and also operates Beeline Labs, its innovation arm focused on next-generation lending solutions.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the integration of Beeline’s BLINKQC quality control solution into the Encompass® loan origination system, including the expected timing and benefits thereof and the market for such solutions. Forward-looking statements are prefaced by words such as “anticipate, “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, our reliance on third parties to achieve our goals and leverage our technology, future interest rate changes, the risks arising from the impact of inflation, tariffs, and a recession which may result on Beeline’s business, prospective customers, and on the national and global economy, the impact of ongoing military actions by the United States as well as from the wars in Ukraine and the Middle East, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, and the Risk Factors contained in the Company’s Prospectus Supplement dated November 14, 2025 and Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

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